Exhibit 99.1

DTS Reports Fourth Quarter and Fiscal 2007 Financial Results

Agoura Hills, Calif. — February 28, 2008 — DTS, Inc. (Nasdaq: DTSI) today announced financial results for the fourth quarter and fiscal year ended December 31, 2007.

In the fourth quarter of 2007, DTS reported strong revenue from continuing operations of $16.8 million, representing a 64% increase over the fourth quarter of 2006. Income from continuing operations was $4.4 million, or $0.24 per diluted share, compared to income from continuing operations of $1.0 million, or $0.05 per diluted share, recorded in the fourth quarter of 2006. Income taxes in the fourth quarter totaled $1.1 million, a rate of 20%, lower than previously estimated as a result of favorable one-time tax adjustments posted during the quarter. Stock-based compensation expense was $0.8 million, or $0.03 per diluted share net of tax, as compared to $0.6 million or $0.02 per diluted share net of tax, in the fourth quarter of 2006.

During the fourth quarter, the Company reassessed the carrying value of the digital cinema and images businesses in light of recent market and economic conditions, which led to a $24.7 million pre-tax write-down of these assets. The net results of these businesses are shown in the discontinued operations line of the income statement, with more details available in the Form 10-K to be filed by March 17.

For the full year, DTS reported revenue from continuing operations of $53.1 million and income from continuing operations of $9.6 million, or $0.52 per diluted share. This compares to revenue from continuing operations of $50.0 million and income from continuing operations of $9.6 million, or $0.52 per diluted share, recorded in fiscal 2006. Fiscal 2007 included $7.2 million in royalty recoveries, down from $11.1 million in fiscal 2006. Also included in 2007 results were $3.1 million, or $0.10 per diluted share net of tax, in stock-based compensation expenses, compared to $2.1 million or $0.07 per diluted share net of tax, in fiscal 2006.

In addition, DTS announced that its Board of Directors has approved a plan to repurchase up to one million shares of the Company's common stock in the open market or in privately negotiated transactions, depending upon market conditions and other factors.

“We are encouraged by our fourth quarter and fiscal year results from continuing operations,” commented Jon Kirchner, president and CEO of DTS, Inc. “Even though the migration to high definition optical media remains in a state of transition, we posted strong fourth quarter results and exceeded our profit goal for the year.

“As part of our quarterly reassessment of the carrying value of the assets of our digital cinema and images businesses, we determined that several factors had converged to cause deterioration in the fair value of these assets. In particular, recent data from our sales process, combined with market-specific factors and growing uncertainty in the credit markets and the broader economy, weighed heavily on our valuation analysis. As a result, we have written down the assets to a value that we believe can be realized in a future sale. We are now in discussions and due diligence with respect to the sale of both of these businesses.

“In summary, we are pleased with our progress in 2007. While the recent resolution of the high definition format war gives us optimism as we look forward, we remain cautious about the adoption rate of Blu-ray Disc in the near-term. We believe that once the high definition cycle accelerates, our business will benefit substantially, which is reflected in our decision to institute a new share repurchase program,” concluded Kirchner.

Business Outlook

The Company expects revenue from continuing operations for fiscal year 2008 to be in the range of $55 to $59 million. The Company expects approximately $4 million in royalty recoveries, a $3.2 million decline from 2007. Excluding the impact of royalty recoveries, revenue growth is expected to be in the range of 10% to 20% in 2008.

The Company expects operating margins from continuing operations for the year to be in the range of 20% to 25%. Operating margins are expected to increase in future years in conjunction with anticipated revenue growth driven by the acceleration of the high definition optical media cycle.

The Company expects earnings per diluted share from continuing operations for the year to be in the range of $0.52 to $0.58, assuming a share count of 18.8 million and a tax rate of 35%.

Conference Call Information

DTS will broadcast a conference call today, Thursday, February 28, 2008, starting at 2:00 p.m. Pacific Time. To access the conference call, dial 866-250-3615 or 303-262-2137 (outside the U.S. and Canada). The live webcast of the call will be available from the Investor Relations section of the Company’s corporate website at www.dts.com. A replay of the webcast will begin two hours after the completion of the call. An audio replay of the call will also be available to investors beginning at 4:00 p.m. Pacific Time on February 28, 2008 through March 6, 2008, by dialing 800-405-2236 or 303-590-3000 (outside the U.S. and Canada) and entering the pass code 11108716.

About DTS

DTS, Inc. (NASDAQ: DTSI) is a digital technology company dedicated to delivering the ultimate entertainment experience. DTS decoders are in virtually every major brand of 5.1-channel surround processor, and there are hundreds of millions of DTS-licensed consumer electronics products available worldwide. A pioneer in multi-channel audio, DTS technology is in home theatre, car audio, PC and game console products, as well as DVD-Video, HD DVD, Blu-ray Disc and Surround Music software. DTS audio products are featured on more than 27,000 motion picture screens worldwide. Additionally, DTS provides imaging technology and services for the motion picture industry; DTS Digital Images, formerly Lowry Digital Images, is a wholly-owned subsidiary of DTS and an industry leader in image restoration and enhancement. Founded in 1993, DTS is headquartered in Agoura Hills, California and has offices in the United Kingdom, Ireland, France, Italy, Canada, Hong Kong, Japan and China. For further information, please visit www.dts.com. DTS is a registered trademark of DTS, Inc.

Investor Relations Contact:	Press Contact:

Gina DeBoutez	Anne McGuinness
The Blueshirt Group for DTS	DTS, Inc.
415-489-2184	818-706-3525
gina@blueshirtgroup.com	anne.mcguinness@dts.com

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause DTS’ results to differ materially from historical results or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates” and similar words. These statements may include, among others, plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or financial or operating performance; statements of belief and any statements of assumptions underlying any of the foregoing. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to, the timing, costs and attention attendant to the divesture of the non-consumer business, the transition to the next generation optical drives and consumer adoption of such technology, the rapidly changing and competitive nature of the digital audio, consumer electronics and entertainment markets, the Company’s inclusion in or exclusion from governmental and industry standards, customer acceptance of the Company’s technology, products, services and pricing, risks related to ownership and enforcement of intellectual property, the continued release and availability of entertainment content containing DTS audio soundtracks, changes in domestic and international market and political conditions, risks related to integrating acquisitions and other risks and uncertainties more fully described in DTS’ public filings with the Securities and Exchange Commission, available at www.sec.gov. DTS does not intend to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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TABLES TO FOLLOW

DTS, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share amounts)

	As of	As of
	December 31,	December 31,
	2006	2007

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,392	$35,523
Short-term investments	94,368	49,879
Accounts receivable, net of allowance for doubtful accounts of $48 and
$81 at December 31, 2006 and December 31, 2007, respectively	2,550	8,675
Deferred income taxes	7,059	8,776
Prepaid expenses and other current assets	1,525	1,342
Income taxes receivable, net	2,244	2,085
Assets of discontinued operations held for sale	11,290	8,629
Total current assets	133,428	114,909
Property and equipment, net	5,982	5,861
Intangible assets, net	1,852	2,387
Deferred income taxes	305	8,584
Other assets	989	3,019
Assets of discontinued operations held for sale	25,644	3,457
Total assets	$168,200	$138,217

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,142	$1,068
Accrued expenses and other current liabilities	3,832	6,118
Liabilities of discontinued operations held for sale	7,944	7,503
Total current liabilities	12,918	14,689
Other long-term liabilities	-	2,242
Liabilities of discontinued operations held for sale	1,466	474

Stockholders' equity:
Preferred stock - $0.0001 par value, 5,000 shares authorized at
December 31, 2006 and December 31, 2007; no shares
issued and outstanding	-	-
Common stock - $0.0001 par value, 70,000 shares authorized at
December 31, 2006 and December 31, 2007; 18,024 and
18,669 shares issued at December 31, 2006 and December 31, 2007, respectively; 18,024 and 17,669 outstanding at December 31, 2006
and December 31, 2007, respectively	2	2
Additional paid-in capital	129,549	140,008
Treasury stock, at cost - zero and 1,000 shares at December 31, 2006
and December 31, 2007, respectively	-	(22,670)
Accumulated other comprehensive income	-	193
Retained earnings	24,265	3,279
Total stockholders' equity	153,816	120,812

Total liabilities and stockholders' equity	$168,200	$138,217

DTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2006	2007	2006	2007
	(Unaudited)

Revenue	$10,263	$16,840	$50,039	$53,073
Cost of revenue	656	434	2,082	1,276
Gross profit	9,607	16,406	47,957	51,797
Operating expenses:
Selling, general and administrative	7,989	9,827	29,803	33,116
Research and development	1,827	1,592	6,861	6,473
Restructuring costs	3,758	-	3,758	-
Total operating expenses	13,574	11,419	40,422	39,589
Income (loss) from operations	(3,967)	4,987	7,535	12,208
Interest and other income, net	1,250	565	4,954	2,704
Income (loss) from continuing operations before income taxes	(2,717)	5,552	12,489	14,912
Provision (benefit) for income taxes	(3,713)	1,136	2,896	5,310
Income from continuing operations	996	4,416	9,593	9,602
Loss from discontinued operations, net of tax	(5,964)	(22,295)	(6,569)	(30,041)
Net income (loss)	$(4,968)	$(17,879)	$3,024	$(20,439)

Earnings per share - basic:
Income from continuing operations	$0.06	$0.25	$0.54	$0.54
Discontinued operations, net of tax	(0.34)	(1.27)	(0.37)	(1.69)
Net income (loss)	$(0.28)	$(1.02)	$0.17	$(1.15)

Earnings per share - diluted:
Income from continuing operations	$0.05	$0.24	$0.52	$0.52
Discontinued operations, net of tax	(0.32)	(1.23)	(0.36)	(1.63)
Net income (loss)	$(0.27)	$(0.99)	$0.16	$(1.11)

Weighted average shares used to compute
net income (loss) per common share:
Basic	17,793	17,481	17,623	17,745
Diluted	18,572	18,102	18,401	18,418